Exhibit 5.1

August 3, 2023

Chimera Investment Corporation

630 Fifth Avenue, Suite 2400

New York, NY 10111

Re:	Post-Effective Amendment No. 1 to Registration Statement on Form S-8

Ladies and Gentlemen:

We have served as Maryland counsel to Chimera Investment Corporation, a Maryland corporation (the “Company”), in connection with certain matters of Maryland law relating to the registration by the Company of up to 5,806,694 shares (the “Shares”) of common stock, $0.01 par value per share (the “Common Stock”), of the Company that the Company may issue pursuant to the Chimera Investment Corporation 2023 Equity Incentive Plan (the “2023 Plan”), consisting of (a) up to 3,494,447 shares of Common Stock (the “Prior Award Shares”) that are subject to outstanding awards granted under the Chimera Investment Corporation 2007 Equity Incentive Plan, as amended and restated effective December 10, 2015 (the “Prior Plan”), which, pursuant to the terms of the 2023 Plan, will automatically become available for issuance under the 2023 Plan if such Prior Award Shares (i) expire, terminate, or are surrendered or forfeited for any reason without issuance of shares of Common Stock, (ii) are withheld in satisfaction of a tax withholding obligation or (iii) are settled in cash, and (b) 2,312,247 shares of Common Stock that were available for issuance under the Prior Plan but were not subject to awards under the Prior Plan, all covered by the above-referenced Registration Statement, as amended as of the date hereof, including the Post-Effective Amendment No. 1 to Registration Statement No. 333-209248 (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1. The Registration Statement;

2. The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3. The Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

Chimera Investment Corporation

August 3, 2023

4. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

5. The Prior Plan;

6. The 2023 Plan;

7. Resolutions (the “Resolutions”) adopted by the Board of Directors of the Company, relating to, among other matters, the issuance of the Shares and the approval of the 2023 Plan, certified as of the date hereof by an officer of the Company;

8. A certificate executed by an officer of the Company, dated as of the date hereof; and

9. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

Chimera Investment Corporation

August 3, 2023

5. The Shares will not be issued or transferred in violation of any restriction or limitation on ownership and transfer contained in the 2023 Plan or Article VII of the Charter. Upon any issuance of Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter.

6. Each award that provides for the potential issuance of a Share pursuant to the 2023 Plan (each, an “Award”) will be duly authorized and validly granted in accordance with the 2023 Plan, and any Share issued pursuant to any such Award will be issued in accordance with the terms of the 2023 Plan and such Award, including any agreement entered into in connection therewith.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2. The issuance of the Shares pursuant to the 2023 Plan has been duly authorized and, when and if issued and delivered by the Company pursuant to the Registration Statement, the Resolutions, the 2023 Plan and any other resolutions of the Board or a duly authorized committee thereof relating thereto, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any federal law or the laws of any other jurisdiction. We express no opinion as to the applicability or effect of federal or state securities laws, including the securities laws of the State of Maryland, federal or state laws regarding fraudulent transfers or the laws, codes or regulations of any municipality or other jurisdiction. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

Chimera Investment Corporation

August 3, 2023

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP